Exhibit 10.14

EXECUTION COPY

Published CUSIP Number:

$370,000,000

FIVE-YEAR CREDIT AGREEMENT

Among

FMC TECHNOLOGIES B.V.,

as Borrower,

FMC TECHNOLOGIES, INC.,

as Parent,

DNB NOR BANK ASA,

as Administrative Agent,

and

The Lenders Named Herein,

as Lenders

BANC OF AMERICA SECURITIES LLC,

and

DNB NOR BANK ASA,

as Joint Lead Arrangers and Book Managers

BANK OF AMERICA, N.A.,

as Syndication Agent

THE BANK OF TOKYO MITSUBISHI, LTD.,

COÖPERATIEVE CENTRALE RAIFFEISEN-

BOERENLEENBANK B.A., “RABOBANK

NEDERLAND” NEW YORK BRANCH

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

Dated as of November 10, 2005

i	$370,000,000 Five-Year Credit Agreement

5.12	Borrower Loan Documents.	28
5.13	Tax Status.	28
5.14	Dutch Banking Act.	28
5.15	“Centre of main interests” and establishments.	28

ARTICLE VI. AFFIRMATIVE COVENANTS		29
6.01	Information.	29
6.02	Payment of Obligations.	31
6.03	Maintenance of Property; Insurance.	31
6.04	Inspection of Property, Books and Records.	31
6.05	Maintenance of Existence, Rights, Etc.	31
6.06	Use of Proceeds.	32
6.07	Compliance with Laws.	32

ARTICLE VII. NEGATIVE COVENANTS		32
7.01	Liens.	32
7.02	Consolidations, Mergers and Sales of Assets.	33
7.03	Use of Proceeds.	33
7.04	Reserved.	34
7.05	Restricted Subsidiary Debt.	34
7.06	Restricted Payments.	34
7.07	Investments in Unrestricted Subsidiaries.	34
7.08	Limitations on Upstreaming.	34
7.09	Transactions with Affiliates.	34
7.10	Financial Covenants.	35

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		35
8.01	Events of Default.	35
8.02	Application of Funds.	37

ARTICLE IX. ADMINISTRATIVE AGENT		37
9.01	Appointment and Authority.	37
9.02	Rights as a Lender.	37
9.03	Exculpatory Provisions.	38
9.04	Reliance by Administrative Agent.	38
9.05	Delegation of Duties.	39
9.06	Resignation of Administrative Agent.	39
9.07	Non-Reliance on Administrative Agent and Other Lenders.	39
9.08	No Other Duties, Etc.	39
9.09	Administrative Agent May File Proofs of Claim.	40
9.10	Indemnification of Administrative Agent.	40

ARTICLE X. MISCELLANEOUS		41
10.01	Amendments, Etc.	41
10.02	Notices; Effectiveness; Electronic Communication; Facsimile Signatures.	41
10.03	No Waiver; Cumulative Remedies.	43
10.04	Attorney Costs, Expenses and Taxes.	43
10.05	Indemnification by the Borrower and the Parent.	44
10.06	Payments Set Aside.	44
10.07	Successors and Assigns.	45
10.08	Confidentiality.	47

ii	$370,000,000 Five-Year Credit Agreement

10.09	Set-off.	47
10.10	Interest Rate Limitation.	48
10.11	Counterparts.	48
10.12	Integration.	48
10.13	Survival of Representations and Warranties.	48
10.14	Severability.	48
10.15	Removal and Replacement of Lenders.	48
10.16	Governing Law.	49
10.17	Waiver of Right to Trial by Jury.	49
10.18	Time of the Essence.	50
10.19	USA Patriot Act Notice.	50
10.20	Lender PMP Representations.	50
10.21	Judgment Currency.	50
10.22	Termination of Commitments Under 2001 Credit Agreement.	50

iii	$370,000,000 Five-Year Credit Agreement

FIVE-YEAR CREDIT AGREEMENT

THIS FIVE-YEAR CREDIT AGREEMENT is entered into as of November 10, 2005, among FMC TECHNOLOGIES B.V., a private company with limited liability (besloten vennootschap met bepertke aansprakelijkheid) incorporated under the laws of The Netherlands, having its seat (statutaire zetel) in ‘s-Gravenhage, The Netherlands, and registered with the Chamber of Commerce and Industry for Amsterdam, The Netherlands, under number 2432 1691 (the “Borrower”), FMC TECHNOLOGIES, INC., a Delaware corporation (the “Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and DNB NOR BANK ASA, as Administrative Agent (defined below).

The Borrower and the Parent have requested that the Lenders provide a $370,000,000 revolving and term loan to the Borrower, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

2001 Credit Agreement has the meaning specified in Section 4.01(a)(xii).

Adjusted Total Debt means, at any date, the Debt of the Parent and its Consolidated Restricted Subsidiaries, determined on a consolidated basis as of such date.

Administrative Agent means DnB NOR in its capacity as administrative agent under the Loan Documents, or any successor administrative agent.

Administrative Agent’s Office means the Administrative Agent’s address and, as appropriate, account as set forth below its signature hereto, or such other address or account as the Administrative Agent may from time to time notify to the Parent and the Lenders.

Administrative Questionnaire means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Parent) duly completed by such Lender.

Affiliate means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

Aggregate Commitments has the meaning specified in the definition of “Commitment.”

Agreement means this Five-Year Credit Agreement (as the same may hereafter be amended, modified, supplemented or restated from time to time).

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Applicable Rate means the following percentages per annum, based upon the Debt Rating:

Applicable Rate

Pricing Level	Debt Ratings S&P/Moody’s	Commitment Fee	Eurodollar Rate
1	>A-/A3	.065%	.375%
2	BBB+/Baa1	.080%	.450%
3	BBB/Baa2	.100%	.550%
4	BBB-/Baa3	.125%	.750%
5	<BB+/Ba1	.175%	.875%

Debt Rating means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Parent’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the average Debt Rating (or the higher of two intermediate Debt Ratings) shall apply. If neither of the foregoing rating agencies issues a Debt Rating, Pricing Level 5 shall apply.

Each change in the Applicable Rate resulting from a publicly announced change in a Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

Approved Fund has the meaning specified in Section 10.07(h).

Assignee Group means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

Assignment and Assumption means an assignment and assumption substantially in the form of Exhibit F.

Attorney Costs means and includes all reasonable fees and disbursements of any law firm or other external counsel.

Bank of America means Bank of America, N.A.

Base Rate means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the New York Branch of DnB NOR as its “prime rate.” Such rate is a rate set by DnB NOR based upon various factors including DnB NOR’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by DnB NOR shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan means a Loan that bears interest at the Base Rate.

Board means the Board of Governors of the Federal Reserve System of the United States of America.

Borrower has the meaning specified in the introductory paragraph hereof.

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Borrower Loan Documents has the meaning specified in Section 5.12.

Borrower Materials has the meaning specified in Section 6.01.

Borrowing means a borrowing consisting of simultaneous Loans of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

Business Day means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

Change of Control means an event or series of events by which:

(a) any Person or two or more Persons acting in concert (other than a Plan or Plans) shall, after the Closing Date, acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 20% or more of the outstanding shares of voting stock of the Parent;

(b) during any period of 12 consecutive months commencing before or after the date of this Agreement, individuals who at the beginning of such 12 month (or lesser) period were directors of the Parent (together with any new directors whose election by the Parent’s board of directors or whose nomination for election by the Parent’s stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the board of directors of the Parent; or

(c) the Borrower shall cease to be a wholly-owned Subsidiary of the Parent.

Closing Date means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with this Agreement.

Code means the Internal Revenue Code of 1986.

Commitment means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01, as such amount may be increased or decreased from time to time in accordance with this Agreement (collectively, the “Aggregate Commitments”).

Commitment Fee has the meaning specified in Section 2.08(a).

Common Stock means all capital stock of an issuer, except capital stock as to which both the entitlement to dividends and the participation in assets upon liquidation are by the terms of such capital stock limited to a fixed or determinable amount.

Compensation Period has the meaning specified in Section 2.11(d)(ii).

Compliance Certificate means a certificate substantially in the form of Exhibit E.

Consolidated EBITDA means, for any period, Consolidated Net Income for such period, plus, without duplication and to the extent included in determining Consolidated Net Income for such period, the

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sum of (a) total income tax expense of the Parent and its Consolidated Restricted Subsidiaries, (b) Consolidated Interest Expense, (c) depreciation, depletion and amortization expense of the Parent and its Consolidated Restricted Subsidiaries, (d) amortization of intangibles (including goodwill) and organization costs of the Parent and its Consolidated Restricted Subsidiaries and (e) any other non-cash charges, minus, to the extent included in determining Consolidated Net Income for such period, any non-cash credits of the Parent and its Consolidated Restricted Subsidiaries.

Consolidated Interest Expense means, for any period with respect to the Parent and its Consolidated Restricted Subsidiaries, the sum of (a) all interest, premium payments, fees, charges and related expenses for such period in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, plus (b) the portion of rent expense with respect to such period under capital leases that is treated as interest, minus (c) interest income for such period.

Consolidated Net Income means, for any period, the net income (or loss) of the Parent and its Consolidated Restricted Subsidiaries for such period, excluding, without duplication, (i) extraordinary items, (ii) the effect of cumulative changes in generally accepted accounting principles and (iii) any income (or loss) of any Unrestricted Subsidiary during such period, except to the extent of dividends received during such period by the Parent or by a Consolidated Restricted Subsidiary.

Consolidated Restricted Subsidiary means, at any date, any Restricted Subsidiary the accounts of which would be consolidated with those of the Parent in its consolidated financial statements as of such date.

Consolidated Subsidiary means with respect to any Person, at any date, any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements as of such date.

Debt of any Person means, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than the non-negotiable notes of such Person issued to its insurance carriers in lieu of maintenance of policy reserves in connection with its workers’ compensation and auto liability insurance program), (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable, expense accruals and deferred employee compensation items arising in the ordinary course of business, (d) all obligations (contingent or non-contingent) of such Person to reimburse any letter of credit issuer or any other Person in respect of amounts payable or paid under a financial standby letter of credit or similar instrument, (e) all obligations of such Person as lessee under capital leases, (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (g) all Guaranty Obligations of such Person in respect of the Debt of any other Person

Debt Rating has the meaning specified in the definition of “Applicable Rate.”

Debtor Relief Laws means the Bankruptcy Code of the United States of America, the Bankruptcy Act (Faillissementswet) of the Netherlands, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, winding-up, administration, dissolution, rearrangement, receivership, insolvency, reorganization, fraudulent transfer or conveyance, or similar debtor relief Laws of the United States of America, The Netherlands or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

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Default Rate means an interest rate equal to (a) the Base Rate plus (b) 2% per annum; provided that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate) otherwise applicable to such Eurodollar Rate Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

Defaulting Lender means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

Derivatives Obligations of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

DnB NOR means DnB NOR Bank ASA.

Dollar and $ mean lawful money of the United States of America.

Dutch Banking Act means the Dutch Act on the Supervision of the Credit System 1992 (Wet toezicht kredietwezen 1992), as amended from time to time.

Dutch Exemption Regulation means the Exemption Regulation dated 26 June 2002 (as amended from time to time) of the Ministry of Finance of The Netherlands (Vrijstellingsregeling Wet toezicht kredietwezen 1992), as promulgated in connection with the Dutch Banking Act.

Dutch Policy Guidelines means the 2005 Dutch Central Bank’s Policy Guidelines (issued in relation to the Dutch Exemption Regulation) dated 29 December 2004 (Beleidsregel 2005 kernbegrippen markttoetreding en handhaving Wtk 1992), as amended from time to time.

Eligible Assignee has the meaning specified in Section 10.07(h).

Enforceable Judgment means a judgment or order of a court or arbitral or regulatory authority as to which the period, if any, during which the enforcement of such judgment or order is stayed shall have expired. A judgment or order which is under appeal or as to which the time in which to perfect an appeal has not expired shall not be deemed an Enforceable Judgment so long as enforcement thereof is effectively stayed pending the outcome of such appeal or the expiration of such period, as the case may be.

Environmental Laws means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

ERISA means the Employee Retirement Income Security Act of 1974.

5	$370,000,000 Five-Year Credit Agreement

ERISA Group means the Parent, any Restricted Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Parent or any Restricted Subsidiary, are treated as a single employer under Section 414 of the Code.

EUR means Euros.

Eurodollar Rate means, for any Interest Period with respect to any Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by DnB NOR and with a term equivalent to such Interest Period would be offered by DnB NOR’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

Eurodollar Rate Loan means a Loan that bears interest at a rate based on the Eurodollar Rate.

Eurodollar Reserve Percentage means, with respect to any Lender for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) applicable to such Lender with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

Event of Default means any of the events or circumstances specified in Article VIII.

Federal Funds Rate means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to DnB NOR on such day on such transactions as determined by the Administrative Agent.

Fee Letters means (a) that certain letter agreement dated October 14, 2005, among the Borrower, the Parent, Bank of America and Banc of America Securities LLC and (b) that certain letter agreement dated October 14, 2005, among the Borrower, the Parent and DnB NOR, each related to the credit facility evidenced hereby.

Fund has the meaning specified in Section 10.07(h).

Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

6	$370,000,000 Five-Year Credit Agreement

Guaranty means the guaranty of payment of the Parent, substantially in the form of Exhibit H.

Guaranty Obligation means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person; provided that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

Indemnified Liabilities has the meaning specified in Section 10.05.

Indemnitees has the meaning specified in Section 10.05.

Information has the meaning specified in Section 10.08.

Interest Payment Date means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period shall also be an Interest Payment Date; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

Interest Period means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date 7 or 14 days (during the Revolving Period only, subject to availability to all Lenders) or one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period (other than a 7 or 14 day Interest Period) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

Investee has the meaning specified in the definition of Investment.

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Investment means any investment by any Person (the “Investor”) in any other Person (the “Investee”), whether by means of share purchase, capital contribution, loan, time deposit, incurrence of Guaranty Obligation or otherwise. It is understood that neither (a) an item reflected in the financial statements of the Investor as an expense nor (b) an adjustment to the carrying value of the Investee in the financial statements of the Investor (such as by reason of increased retained earnings of the Investee) constitutes the making or acquisition of an Investment for purposes hereof.

Investor has the meaning specified in the definition of Investment.

IRS means the United States Internal Revenue Service.

Laws means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

Lender has the meaning specified in the introductory paragraph hereof.

Lending Office means, as to any Lender, the office or offices of such Lender described as such on the Administrative Questionnaire, or such other office or offices as such Lender may from time to time notify the Parent and the Administrative Agent in writing.

Lien means with respect to any asset, any mortgage, lien, pledge, security interest or encumbrance of any kind in respect of such asset. For the purpose of this Agreement, the Parent or any Subsidiary shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

Loan has the meaning specified in Section 2.01.

Loan Documents means this Agreement, each Note, the Guaranty, the Fee Letters and each Loan Notice.

Loan Notice means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Loans as the same Type, pursuant to Section 2.02(a), which if in writing, shall be substantially in the form of Exhibit A.

Majority Lenders means, as of any date of determination, Lenders whose Voting Percentages aggregate 51% or more.

Material Adverse Effect means an effect that results in or causes a material adverse effect (a) on the business, financial condition or operations of the Parent and its Consolidated Subsidiaries, taken as a whole or (b) on the legality, validity or enforceability of this Agreement, any Note, the Guaranty, or either Fee Letter.

Material Financial Obligations means a principal or face amount of Debt (other than Debt under this Agreement) and/or payment in respect of Derivatives Obligations of the Parent and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $25,000,000.

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Material Plan means any Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

Material Subsidiary means the Borrower and any other Restricted Subsidiary in which the Parent has an Investment, direct or indirect, of at least $5,000,000.

Maturity Date means (a) the fifth year anniversary of the date of this Agreement or (b) such earlier date upon which the Commitments may be terminated in accordance with the terms hereof.

Maximum Rate has the meaning specified in Section 10.10.

Moody’s means Moody’s Investors Service, Inc.

Multiemployer Plan means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

Note means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.

Obligations means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower or the Parent arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against the Borrower or the Parent of any proceeding under any Debtor Relief Laws naming the Borrower or the Parent as the debtor in such proceeding.

Other Taxes has the meaning specified in Section 3.01(b).

Outstanding Amount means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

Parent has the meaning specified in the introductory paragraph hereof.

Participant has the meaning specified in Section 10.07(d).

PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

Person means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

Plan means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

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Platform has the meaning specified in Section 6.01.

PMP means a “professional market party” within the meaning of the Dutch Exemption Regulation, which includes, among others:

(a) banks, insurance companies, securities firms, collective investment institutions or pension funds that are (i) supervised or licensed under Dutch law or (ii) established in a European Economic Area member state (other than The Netherlands), Monaco, Puerto Rico, Saudi Arabia, Turkey, South Korea, the United States, Japan, Australia, Canada, Mexico, New Zealand or Switzerland, and are subject to prudential supervision in their country of establishment, including their subsidiaries provided such subsidiaries are also subject to prudential supervision (either directly or indirectly through consolidated supervision at the level of their parent company);

(b) collective investment institutions which offer their shares or participations exclusively to professional investors (or, as far as foreign investment institutions are concerned: to such investors located in The Netherlands) or are otherwise exempt under the Exemption Regulation pursuant to the Investment Institutions Supervision Act;

(c) the Dutch government (de Staat der Nederlanden), the Dutch Central Bank (De Nederlandsche Bank N.V.), a foreign governmental body being part of a central government, a foreign central bank, Dutch or foreign regional, local or other decentralized governmental institutions, international treaty organizations and supranational organizations;

(d) enterprises or entities with total assets of at least EUR 500,000,000 (or the equivalent thereof in another currency) according to their balance sheet at the end of the financial year preceding the date they become a Lender hereunder;

(e) enterprises, entities or natural persons with a net equity (eigen vermogen) of at least EUR 10,000,000 (or the equivalent thereof in another currency) according to their balance sheet at the end of the financial year preceding the date they become a Lender hereunder, and who or which have been active in the financial markets on average twice a month over a period of at least two consecutive years preceding such date;

(f) any person or entity who or which is subject to supervision by a regulatory authority in any country in order to lawfully operate in the financial markets (which includes: authorized credit institutions, investment firms, other authorized or regulated financial institutions, insurance companies, collective investment schemes and their management companies, pension funds and their management companies, and commodity dealers);

(g) any person or entity who or which engages in a regulated activity on the financial markets but who or which is not subject to supervision by a regulatory authority (which includes without limitation: exempt credit institutions, investment firms, financial institutions, insurance companies, collective investment schemes and their management companies, pension funds and their management companies, commodity dealers and special purpose vehicles);

(h) any entity whose corporate purpose is solely to invest in securities (which includes, without limitation, hedge funds);

(i) any companies or legal entities which meet at least two of the following three criteria according to their most recent consolidated or nonconsolidated annual accounts: (i) an average number of employees during the financial year of at least 250; (ii) total assets of at least EUR 43,000,000; or (iii) an annual net turnover of at least EUR 50,000,000;

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(j) companies having their registered office in The Netherlands which do not meet at least two of the three criteria mentioned in clause (i) above and which have (i) expressly requested the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten; the “AFM”) to be considered as qualified investors (within the meaning of Directive 2003/71/EC) and (ii) been entered on the register of qualified investors maintained by the AFM; and

(k) natural persons who are resident in The Netherlands if these persons meet at least two of the following criteria:

(i)	the person has carried out transactions of a significant size on the financial markets at an average frequency of, at least, 10 per quarter over the previous four quarters;

(ii)	the size of the person’s securities portfolio exceeds EUR 500,000;

(iii)	the person works or has worked for at least one year in the financial sector in a professional position which requires knowledge of investment in securities,

provided further that this natural person has: (1) expressly requested the AFM to be considered as qualified investors and (2) been entered on the register of qualified investors maintained by the AFM.

Principal Officer means (a) with respect to the Parent, any of the following officers: Chairman of the Board, President, Secretary, Treasurer, any Vice President, or Director, Treasury Operations, and (b) with respect to the Borrower, any member of the board of managing directors or any designee thereof appointed in writing by the board of managing directors, which writing shall be delivered to the Administrative Agent. If any of the titles of the preceding officers are changed after the date hereof, the term “Principal Officer” shall thereafter mean any Person performing substantially the same functions as are currently performed by one or more of the Persons listed in the first sentence of this definition.

Pro Rata Share means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the tenth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

Public Lender has the meaning specified in Section 6.01.

Qualification means, with respect to any certificate covering financial statements, a qualification to such certificate (such as a “subject to” or “except for” statement therein) (a) resulting from a limitation on the scope of examination of such financial statements or the underlying data, (b) as to the capability of the Person whose financial statements are certified to continue operations as a going concern or (c) which could be eliminated by changes in financial statements or notes thereto covered by such certificate (such as by the

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creation of or increase in a reserve or a decrease in the carrying value of assets) and which if so eliminated by the making of any such change and after giving effect thereto would occasion a Default; provided that neither of the following shall constitute a Qualification: (i) a consistency exception relating to a change in accounting principles with which the independent public accountants for the Person whose financial statements are being certified have concurred or (ii) a qualification relating to the outcome or disposition of threatened litigation, pending litigation being contested in good faith, pending or threatened claims or other contingencies, the impact of which litigation, claims or contingencies cannot be determined with sufficient certainty to permit quantification in such financial statements.

Register has the meaning specified in Section 10.07(c).

Related Parties means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers , employees, agents and advisors of such Person and of such Person’s Affiliates.

Required Lenders means, as of any date of determination, Lenders whose Voting Percentages aggregate 66 2/3% or more.

Restricted Payment means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock of the Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or of any option, warrant or other right to acquire any such capital stock.

Restricted Subsidiary means any Subsidiary of the Parent other than an Unrestricted Subsidiary.

Revolving Period means the period commencing on the date of this Agreement and ending on the six-month anniversary of the date of this Agreement, or if such date is not a Business Day, on the immediately preceding Business Day.

S&P means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Subsidiary of a Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

Surviving Contingent Obligations means contingent obligations arising under provisions of this Agreement that by their terms survive the termination hereof.

Taxes has the meaning specified in Section 3.01.

Type means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

Unfunded Liabilities means, with respect to any Plan at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

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Unrestricted Subsidiary means any Subsidiary of the Parent (other than the Borrower) that is, from time to time, declared to be an Unrestricted Subsidiary by the Parent in a writing to the Administrative Agent; provided that no Subsidiary may be designated as an Unrestricted Subsidiary if (i) on the effective date of designation, a Default or Event of Default has occurred and is continuing, or (ii) a Default or Event of Default would result from such designation.

Voting Percentage means, as to any Lender, (a) at any time when the Commitments are in effect, such Lender’s Pro Rata Share and (b) at any time after the termination of the Commitments, the percentage (carried out to the tenth decimal place) which (i) the Outstanding Amount of such Lender’s Loans, then constitutes of (ii) the Outstanding Amount of all Loans.

1.02 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Unless otherwise specified herein, Article, Section, Exhibit and Schedule references are to this Agreement.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) In this Agreement, where it relates to the Borrower, a reference to:

(i)	a necessary action to authorize where applicable, includes, without limitation, any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden);

(ii)	a winding-up, administration or dissolution includes the Borrower being:

(1)	declared bankrupt (failliet verklaard);

(2)	dissolved (ontbonden);

(iii)	a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend;

(iv)	a trustee in bankruptcy includes a curator;

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(v)	an administrator includes a bewindvoerder;

(vi)	“receiver” and “administrative receiver” does not include a curator or bewindvoerder; and

(vii)	an attachment includes a beslag.

1.03 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with United States generally accepted accounting principles as in effect from time to time applied on a basis consistent (except for changes concurred in by the Parent’s independent public accountants) with the most recent audited consolidated financial statements of the Parent and its Consolidated Subsidiaries delivered to the Lenders; provided that, if the Parent notifies the Administrative Agent that the Parent wishes to amend any covenant in Article VII to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Parent that the Majority Lenders wish to amend Article VII for such purpose), then the Parent’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, unless or until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Parent and the Majority Lenders. The Administrative Agent shall promptly notify the Lenders of any notice received from the Parent pursuant to this Section 1.03.

1.04 Rounding. Any financial ratios required to be maintained by the Parent pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II.

THE COMMITMENTS AND LOANS

2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time on any Business Day during the Revolving Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided that after giving effect to any Borrowing, (a) the Outstanding Amount of all Loans shall not exceed the Aggregate Commitments and (b) the Outstanding Amount of the Loans of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, during the Revolving Period the Borrower may borrow under this Section 2.01, prepay under Section 2.04 and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. On the last day of the Revolving Period, the Outstanding Amount of Loans shall convert into a term loan.

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2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Loans as the same Type shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of or conversion to Base Rate Loans. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Principal Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans for a new Interest Period, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Borrowing, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m., New York time, on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the conditions set forth in Section 4.01 or 4.02, as applicable, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower.

(c) During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Majority Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Eurodollar Rate Loan upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. The Administrative Agent shall notify the Borrower and the Lenders of any change in DnB NOR’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be at any one time more than seven Interest Periods in effect with respect to Loans.

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2.03 Reserved.

2.04 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b) If for any reason the Outstanding Amount of all Loans at any time exceeds the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.

2.05 Reduction or Termination of Commitments. The Borrower may, during the Revolving Period and upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments to an amount not less than the then Outstanding Amount of all Loans, without penalty or premium; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., three Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Commitments. Once reduced in accordance with this Section, the Aggregate Commitments may not be increased. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All Commitment Fees accrued to the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06 Repayment of Loans. The Borrower shall repay to the Lenders the Outstanding Amount of the Loans on the fifth anniversary of the date of this Agreement.

2.07 Interest.

(a) Subject to the provisions of Section 2.07(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.

(b) Upon the request of the Administrative Agent (made with the written consent or at the written direction of the Required Lenders) at any time an Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations owing by the Borrower (which shall include past-due interest and fees to the fullest extent permitted by applicable Law) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

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(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a per annum fee (the “Commitment Fee”) equal to the Commitment Fee rate set forth in the definition of Applicable Rate times the actual daily unused amount of the Aggregate Commitments. The Commitment Fee shall accrue at all times from the date hereof to the last day of the Revolving Period and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the date hereof, and on the last day of the Revolving Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. The Commitment Fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

(b) Other Fees. The Borrower shall pay the other fees set forth in the Fee Letters in the amounts and at the times set forth therein.

2.09 Computation of Interest and Fees. Interest on Base Rate Loans (if determined under clause (b) of the definition of Base Rate) shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. All other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.10 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be rebuttable presumptive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing by it with respect to the Loans. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of such Lender shall control. Upon the request of any Lender made through the Administrative Agent, such Lender’s Loans may be evidenced by a Note in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

2.11 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all

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payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon, New York time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 noon, New York time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day (unless such Business Day falls in another calendar month in which case such payment shall be made on the next preceding Business Day), and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Subject to Section 8.02, if, at any time prior to the Obligations being accelerated or otherwise becoming due and payable in full, insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward repayment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender.

(d) Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan, included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

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A notice of the Administrative Agent to the Borrower or any Lender with respect to any amount owing under this Section 2.11(d) shall be conclusive, absent manifest error.

(e) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(g) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loan pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation or subparticipation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation or subparticipation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation or subparticipation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations and subparticipations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation or subparticipation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.13 Regulation D Compensation. To the extent to which a Lender is subject to Eurodollar reserve requirements, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on the Eurodollar Rate Loans, additional interest on the related Eurodollar Rate Loan of such Lender at a rate per annum determined by such Lender up to but not exceeding the excess of (i) (A) the applicable Eurodollar Rate divided by (B) one minus the Eurodollar Reserve Percentage over (ii) the applicable Eurodollar Rate. Any Lender wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Eurodollar Rate Loans of such Lender shall be payable to such Lender at the place indicated in such notice with respect to each Interest Period commencing at least three Business Days after such Lender gives such notice and (y) shall notify the Borrower at least five Business Days before each date on which interest is payable on the Eurodollar Rate Loans of the amount then due under this Section 2.13

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ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made by it under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) Without duplication of any Taxes or Other Taxes paid or payable by the Borrower pursuant to Section 3.01(a) or (b), if the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) The Borrower agrees to indemnify the Administrative Agent and each Lender for the following amounts to the extent that such amounts arise out of Loans made to the Borrower: (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 3.01(d) shall be made within 30 days after the date the applicable Lender or the Administrative Agent makes a demand therefor.

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(e) Each Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes and that is entitled to an exemption from or reduction of withholding tax under the Laws of the jurisdiction in which the Borrower is resident for tax purposes with respect to payments hereunder or under any other Loan Document, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with such properly completed and executed documentation prescribed by applicable Laws as will permit such payments to be made without deduction or withholding or at a reduced rate of deduction or withholding for income taxes (or franchise taxes in lieu thereof). Each Lender which so delivers such documentation further undertakes to deliver to the Borrower and the Administrative Agent additional or successor documentation on or before the date such documentation expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent documentation so delivered by it, as will permit such Lender to receive payments from the Borrower hereunder or under any other Loan Document without deduction or withholding (or at a reduced rate of deduction or withholding) for income taxes (or franchise taxes in lieu thereof), unless an event (including without limitation any change in treaty, law, or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such documentation inapplicable or which would prevent such Lender from duly completing and delivering any such documentation with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving such payments without any deduction or withholding for income tax (or franchise tax in lieu thereof).

(f) Failure to Provide Documentation; Changes in Tax Laws. For any period with respect to which a Lender has failed to provide the Borrower and the Administrative Agent with the appropriate documentation pursuant to Section 3.01(e) (unless such failure is due to a change in Law occurring subsequent to the date on which documentation originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.01(a) or 3.01(b) with respect to Taxes imposed by the jurisdiction in which the Borrower is resident for tax purposes; provided that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver documentation required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g) Change in Applicable Lending Office. If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.01, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the reasonable judgment of such Lender, is not otherwise materially disadvantageous to such Lender.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans (but not to make, maintain or fund Base Rate Loans) shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or on such earlier date after which such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such conversion,

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the Borrower shall also pay accrued interest on the amount so converted by it. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates. If the Administrative Agent reasonably determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Rate Loan or (c) the Eurodollar Rate for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 2.13), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy) by an amount such Lender deems material, then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan made to the Borrower on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or

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(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.15;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any Applicable Rate.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

(a) The applicable Lender shall notify the Administrative Agent and the Borrower as soon as practicable (and in any event within 120 days) after such Lender obtains actual knowledge of any event or condition which will entitle such Lender to compensation under Section 3.01 or 3.04, and the Borrower shall not be liable for any such amount that accrues between the date such notification is required to be given to the Borrower and the date such notice is actually given to the Borrower.

(b) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail the basis for and calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(c) Upon any Lender making a claim for compensation under Section 3.01 or 3.04 or notifying the Borrower that such Lender may not make or maintain Eurodollar Rate Loans pursuant to Section 3.02, the Borrower may remove or replace such Lender in accordance with Section 10.15.

3.07 Survival. The Borrower’s obligations under this Article III shall survive termination of the Commitments and payment in full of all the Obligations.

ARTICLE IV.

CONDITIONS PRECEDENT TO LOANS

4.01 Conditions of Initial Loan. The obligation of each Lender to make its initial Loan hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Principal Officer of the Borrower or the Parent, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender, the Parent and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) the Guaranty executed by the Parent;

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(iv) such certificates of resolutions or other action (including, in the case of the Borrower, (A) certified copies of unanimous written resolutions of the board of managing directors, inter alia approving the transactions contemplated by this Agreement, and (B) written resolutions of the sole shareholder of the Borrower inter alia approving, among other matters, such resolutions of the board of managing directors), incumbency certificates and/or other certificates of Principal Officers of each of the Borrower and the Parent as the Administrative Agent may request to establish the identities of and verify the authority and capacity of each Principal Officer thereof authorized to act as a Principal Officer in connection with this Agreement and the other Loan Documents to which the Borrower or the Parent is a party;

(v) such evidence as the Administrative Agent may reasonably request to verify that each of the Borrower and the Parent is duly incorporated, validly existing and in good standing in its jurisdiction of incorporation, including (A) certified copies of the certificate of incorporation and bylaws of the Parent, (B) certificates of existence and good standing (or their equivalent) for each of the Borrower and the Parent in its jurisdiction of incorporation, and (C) a copy of the articles of association (statuten) of the Borrower as well as an extract (uittreksel) from the relevant Chamber of Commerce and Industry (Kamer van Koophandel en Fabrieken) of the Borrower;

(vi) a certificate signed by a Principal Officer of the Parent (A) certifying that there has been no event or circumstance since December 31, 2004, which has had or could be reasonably expected to have a Material Adverse Effect, and (B) showing the Debt Ratings of the Parent on the Closing Date;

(vii) a certificate signed by a Principal Officer of the Borrower confirming that neither the Loans nor the Aggregate Commitments would cause any borrowing, guaranteeing or similar limit binding on the Borrower to be exceeded.

(viii) an opinion of the Assistant General Counsel of the Parent, substantially in the form of Exhibit C;

(ix) an opinion of Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd., substantially in the form of Exhibit D;

(x) an opinion of Netherlands’ counsel to the Borrower, substantially in the form of Exhibit G;

(xi) if applicable, a copy of (A) the request for advice from each (central) works council with jurisdiction over the transactions contemplated by this Agreement, and (B) the positive advice from such works council which contains no condition, which if complied with, could result in a breach of the Loan Documents;

(xii) evidence that the $250,000,000 Five-Year Credit Agreement dated as of April 26, 2001 (as amended, the “2001 Credit Agreement”) among Parent, the lenders party thereto, and Bank of America, as administrative agent, has been or concurrently with the Closing Date is being terminated, and that all outstanding amounts owing to the lenders thereunder have been or concurrently with the Closing Date are being paid in full; and

(xiii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Majority Lenders reasonably may require.

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(b) Any fees required to be paid on or before the Closing Date pursuant to the Fee Letters shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower and the Parent shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings, provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower, the Parent and the Administrative Agent.

(d) No event or circumstance shall have occurred since December 31, 2004 that has had or could reasonably be expected to have a Material Adverse Effect.

(e) No Lender shall have advised the Administrative Agent in writing that such Lender has not received information from the Borrower, the Parent or otherwise sufficient for such Lender to comply with applicable “Know Your Customer” Laws (including Wet Identificatie Financiele Dienstverlening).

4.02 Conditions to all Loans. The obligation of each Lender to make any Loan is subject to satisfaction of the following conditions precedent:

(a) The representations and warranties of the Parent contained in Article V shall be true and correct in all material respects on and as of the date of such Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, except that the representations and warranties set forth in Sections 5.04(d) and 5.05 shall be made and shall be required to be true and correct in all material respects only on the Closing Date.

(b) No Default or Event of Default shall exist or would result from such proposed Loan.

(c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(d) The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or the Majority Lenders may reasonably request.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower and the Parent that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Loan.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each of the Parent and the Borrower (as to itself, and its Subsidiaries only) represents and warrants, as applicable, to the Administrative Agent and the Lenders as follows:

5.01 Corporate or Partnership Existence and Power. The Parent, the Borrower, and each Material Subsidiary (a) is a corporation or partnership duly organized, validly existing and in good standing (or its equivalent in its jurisdiction of organization) under the laws of its jurisdiction of organization, (b) has all corporate or partnership powers and all material governmental licenses, authorizations, consents and approvals required to own or lease its assets and carry on its business and (c) is duly qualified as a foreign corporation or partnership and in good standing in each jurisdiction where qualification is required by the

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nature of its business or the character and location of its property, business or customers, except, as to clauses (b) and (c), where the failure so to qualify or to have such licenses, authorizations, consents and approvals, in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

5.02 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower and the Parent of this Agreement, the Notes, the Guaranty and the other Loan Documents to which it is a party are within the Borrower’s and the Parent’s corporate power, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority and do not contravene, or constitute a default under, any provision of applicable Law or of the certificate of incorporation or bylaws (or other organizational documents) of the Borrower or the Parent or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or the Parent which could reasonably be expected to have a Material Adverse Effect or result in or require the creation or imposition of any Lien on any asset of the Borrower, the Parent or any Subsidiary, except for a Lien permitted hereby.

5.03 Binding Effect. This Agreement constitutes a legal, valid and binding agreement of the Borrower and the Parent; and the Notes and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligations of the Borrower or the Parent party thereto, in each case enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable Debtor Relief Laws.

5.04 Financial Information.

(a) The consolidated balance sheet of the Parent and its Consolidated Subsidiaries as of December 31, 2004, and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the fiscal year then ended, reported on by KPMG LLP, a copy of which has been delivered to each of the Lenders, fairly present in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of the Parent and its Consolidated Subsidiaries as of such date and their consolidated results of operations, cash flows and changes in stockholders’ equity for such fiscal year.

(b) The balance sheet of the Borrower as of December 31, 2003, and the related profit and loss account for the fiscal year then ended, a copy of which has been delivered to each of the Lenders, fairly present in all material respects, in conformity with The Netherlands generally accepted accounting principles, the financial position of the Borrower as of such date and its results of operations for such fiscal year.

(c) The unaudited consolidated balance sheet of the Parent and its Consolidated Subsidiaries as of June 30, 2005, and the related consolidated statements of income, cash flows and changes in stockholders’ equity for the fiscal quarter then ended, a copy of which has been delivered to each of the Lenders, (i) were prepared in accordance with generally accepted accounting principles , except as expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of the Parent and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end adjustments.

(d) There has been no change since December 31, 2004 which has had or could be reasonably expected to have a Material Adverse Effect.

5.05 Litigation. There is no action, suit, proceeding or arbitration pending against, or to the knowledge of the Parent or the Borrower threatened against or affecting, the Parent, the Borrower or any of their respective Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood of an adverse decision which has been initiated by the Parent, the

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Borrower or any of their respective Subsidiaries and which could reasonably be expected to have a Material Adverse Effect or which in any manner questions the validity or enforceability of this Agreement, the Notes or any of the other Loan Documents.

5.06 Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or made any amendment to any Plan which in either case has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

5.07 Environmental Matters. In the ordinary course of its business, each of the Parent and the Borrower, respectively, conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of itself and its respective Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, each of the Parent and the Borrower has reasonably concluded that Environmental Laws are unlikely to have a Material Adverse Effect.

5.08 Taxes. United States Federal income tax returns of the Parent and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 2001. The Parent and each Subsidiary have filed all United States Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes being diligently contested in good faith and by appropriate proceedings. Adequate reserves have been provided on the books of the Parent and its Subsidiaries in respect of all taxes or other governmental charges in accordance with generally accepted accounting principles, and no tax liabilities in excess of the amount so provided are anticipated that could reasonably be expected to have a Material Adverse Effect.

5.09 Full Disclosure. All information (other than financial projections) heretofore furnished by the Borrower or the Parent to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby was, and all such information hereafter furnished by the Borrower or the Parent to the Administrative Agent or any Lender will be, true and accurate in every material respect, and all financial projections concerning the Parent, the Borrower, and their respective Subsidiaries that have been or hereafter will be furnished by the Borrower or the Parent to the Administrative Agent or any Lender have been and will be prepared in good faith based on assumptions believed by the Borrower and the Parent, at the time of preparation, to be reasonable.

5.10 Compliance with Laws. The Parent, the Borrower and each Material Subsidiary are in compliance with all applicable Laws other than such Laws (a) the validity or applicability of which the Parent, the Borrower or such Material Subsidiary is contesting in good faith or (b) failure to comply with which cannot reasonably be expected to have a Material Adverse Effect.

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5.11 Regulated Status. The Borrower is not an “investment company,” within the meaning of the Investment Company Act of 1940, or a “holding company” or a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

5.12 Borrower Loan Documents.

(a) The Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to the Borrower, the “Borrower Loan Documents”), and the execution, delivery and performance by the Borrower of the Borrower Loan Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither the Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of The Netherlands and existing in respect of its obligations under the Borrower Loan Documents.

(b) The Borrower Loan Documents are in proper legal form under the Laws of The Netherlands for the enforcement thereof against the Borrower under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Borrower Loan Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Borrower Loan Documents that the Borrower Loan Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in The Netherlands or that any registration charge or stamp or similar tax be paid on or in respect of the Borrower Loan Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Borrower Loan Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of The Netherlands either (i) on or by virtue of the execution or delivery of the Borrower Loan Documents or (ii) on any payment to be made by the Borrower pursuant to the Borrower Loan Documents.

(d) The execution, delivery and performance of the Borrower Loan Documents executed by the Borrower are, under applicable foreign exchange control regulations of The Netherlands, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

5.13 Tax Status. The Borrower has not given any notice under Article 36 of the Tax Collection Act (Invorderingswet 1990) (The Netherlands) or Article 16d of the Social Insurance Coordination Act (Coördinatiewet Sociale Verzekeringen) (The Netherlands).

5.14 Dutch Banking Act. The Borrower is in compliance with the Dutch Banking Act and any regulations issued pursuant thereto (including, but not limited to, the Dutch Policy Guidelines and Dutch Exemption Regulation).

5.15 “Centre of main interests” and establishments. The Borrower has its “centre of main interests” (as that term is used in Article 3(1) Council Regulation (EC) No. 1346/2000 of 29 May 2000 on insolvency proceedings (as amended, the “Regulation”) in The Netherlands, and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any jurisdiction.

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ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligations (other than Surviving Contingent Obligations) shall remain unpaid or unsatisfied:

6.01 Information. The Parent will deliver to the Administrative Agent and each of the Lenders:

(a) within 60 days after the end of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, of cash flows and of changes in stockholders’ equity for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all in reasonable detail and reported on without Qualification by KPMG LLP or other independent public accountants of nationally recognized standing;

(b) On or before December 31, 2005 for the fiscal year ended December 31, 2004 and as soon as available after the end of each other fiscal year of the Borrower, a balance sheet of the Borrower as of the end of such fiscal year, and the related profit and loss account for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, certified by the managing directors of the Borrower and prepared in a manner consistent with the balance sheets and profit and loss accounts of the Borrower for fiscal years 2002 and 2003 which have been previously delivered to each of the Lenders.

(c) within 40 days after the end of each of the first three quarters of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Consolidated Subsidiaries as of the end of such quarter, and the related consolidated statements of income for such quarter and for the portion of the Parent’s fiscal year ended at the end of such quarter and the related consolidated statement of cash flows for the portion of the Parent’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the consolidated balance sheet as of the end of the previous fiscal year and the consolidated statements of income for the corresponding quarter and the corresponding portion of the Parent’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency by the chief financial officer, the treasurer or the chief accounting officer of the Parent;

(d) simultaneously with the delivery of each set of financial statements referred to in Sections 6.01(a), (b) and (c), a Compliance Certificate of the chief financial officer, the treasurer, or the chief accounting officer of the Parent (A) setting forth in reasonable detail such calculations as are required to establish whether the Parent was in compliance with the requirements of Sections 7.06(c) and 7.10 and stating whether the Parent was in compliance with the requirements of Sections 7.01(g), 7.05(c) and 7.07 on the date of such financial statements and (B) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action that the Parent or the Borrower is taking or proposes to take with respect thereto;

(e) simultaneously with the delivery of each set of financial statements referred to in Sections 6.01(a), (b) and (c), a schedule, certified as to its accuracy and completeness by the chief financial officer, the treasurer or the chief accounting officer of the Parent, listing in reasonable detail the Debt balance of each Restricted Subsidiary where such Debt balance is in excess of $1,000,000, listing only Debt instruments of $1,000,000 or more; provided that no such schedule need be furnished if at the date of the related financial statements (i) the aggregate amount of Debt of domestic Restricted Subsidiaries did not exceed $50,000,000 and (ii) the aggregate amount of Debt of all Restricted Subsidiaries (other than the Debt of the Borrower under this Agreement) did not exceed $100,000,000;

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(f) within five Business Days after any Principal Officer of the Parent obtains knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Parent setting forth the details thereof and the action that the Parent is taking or proposes to take with respect thereto;

(g) promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed;

(h) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), annual, quarterly or monthly reports and any reports on Form 8-K (or any successor form) that the Parent or any Subsidiary shall have filed with the Securities and Exchange Commission;

(i) within 14 days after any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA which liability exceeds $1,000,000 or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which in either case has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer, the chief accounting officer or the treasurer of the Parent setting forth details as to such occurrence and the action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take with respect thereto;

(j) as soon as practicable after a Principal Officer of the Parent obtains knowledge of the commencement of an action, suit or proceeding against the Parent or any Subsidiary before any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood of an adverse decision which could reasonably be expected to have a Material Adverse Effect or which in any manner questions the validity or enforceability of this Agreement or any of the transactions contemplated hereby, information as to the nature of such pending or threatened action, suit or proceeding; and

(k) from time to time such additional information regarding the business, properties, financial position, results of operations, or prospects of the Parent or any Subsidiary as the Administrative Agent, at the request of any Lender, may reasonably request.

The Parent hereby acknowledges that (a) the Administrative Agent will make available to the Lenders certain materials and/or information provided by or on behalf of the Parent hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent or its securities) (each, a “Public Lender”). The Parent hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof provided that the Parent shall be under no

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obligation to mark any Borrower Materials “PUBLIC”); (x) by marking Borrower Materials “PUBLIC,” the Parent shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Parent or its securities for purposes of United States Federal and state securities laws (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.02 Payment of Obligations. The Parent will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, at or before maturity, all their respective material obligations and liabilities and all lawful taxes, assessments and governmental charges or levies upon it or its property or assets, except where the same may be diligently contested in good faith by appropriate proceedings or where the failure to so pay and discharge could not be reasonably expected to have a Material Adverse Effect, and will maintain, and will cause each of its Subsidiaries to maintain, in accordance with United States generally accepted accounting principles as in effect from time to time, appropriate reserves for the accrual of any of the same.

6.03 Maintenance of Property; Insurance.

(a) The Parent will keep, and will cause each Restricted Subsidiary to keep, all material property useful and necessary in its business in good working order and condition, normal wear and tear excepted.

(b) The Parent will, and will cause each of its Material Subsidiaries to, maintain (either in the name of the Parent, the Borrower or in such Material Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually maintained in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

6.04 Inspection of Property, Books and Records. The Parent will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. Subject to Section 10.08, the Parent will permit, and will cause each of its Subsidiaries to permit, representatives of any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, employees and independent public accountants (provided that the Parent shall have the right to participate in any discussions with such accountants), all at such reasonable times and as often as may reasonably be desired, upon reasonable advance notice to the Parent.

6.05 Maintenance of Existence, Rights, Etc.

(a) The Parent will preserve, renew and keep in full force and effect, and will cause each of its Restricted Subsidiaries to preserve, renew and keep in full force and effect their respective corporate or partnership existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except when failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that nothing in this Section 6.05 shall prohibit (i) a transaction permitted under Section 7.02 or (ii) the termination of the corporate or partnership existence of any Restricted Subsidiary (other than the Borrower) if the Parent in good faith determines that such termination is in the best interest of the Parent and could not be reasonably expected to have a Material Adverse Effect.

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(b) At no time will any Unrestricted Subsidiary hold, directly or indirectly, any capital stock of any Restricted Subsidiary.

6.06 Use of Proceeds. The proceeds of the Borrowings under this Agreement will be used by the Borrower for working capital, capital expenditures and other lawful corporate purposes, including to pay dividends.

6.07 Compliance with Laws. The Parent will comply, and cause each of its Subsidiaries to comply, in all material respects with all requirements of Law (including ERISA, Environmental Laws and the rules and regulations thereunder), except where failure to so comply could not be reasonably expected to have a Material Adverse Effect.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligations (other than Surviving Contingent Obligations) shall remain unpaid or unsatisfied:

7.01 Liens. The Parent will not, and will not permit any Restricted Subsidiary to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date hereof and described on Schedule 7.01, securing Debt outstanding on the date hereof and any extension, renewal, substitution or replacement thereof;

(b) Liens incidental to the conduct of its business or the ownership of its assets which (A) arise in the ordinary course of business, (B) do not secure Debt and (C) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(c) Liens in favor of the Parent or any other Restricted Subsidiary;

(d) Liens on any property or assets existing at the time of, or incurred within 120 days after, the acquisition thereof (by purchase, merger or otherwise), securing Debt incurred to pay the purchase price or construction cost thereof, or the capital lease obligations related thereto, so long as such Liens do not and are not extended to cover any other property or assets;

(e) Liens in favor of a Governmental Authority to secure payments under any contract or statute, or to secure any Debt incurred in financing the acquisition, construction or improvement of property subject thereto, including Liens on, and created or arising in connection with the financing of the acquisition, construction or improvement of, any facility used or to be used in the business of the Parent or any Restricted Subsidiary through the issuance of obligations, the income from which shall be excludable from gross income by virtue of Section 103 of the Code (or any subsequently adopted provisions thereof providing for a specific exclusion from gross income);

(f) any extension, renewal, substitution, or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any Lien referred to in clauses (a) through (e) above; provided that (1) such extension, renewal, substitution or replacement Lien shall be limited to all or any part of the same property or assets subject to the Lien extended, renewed, substituted or replaced (plus improvements on such property) and (2) the Debt secured by such Lien at such time is not increased; and

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(g) other Liens so long as the principal amount of the Debt of the Parent and its Restricted Subsidiaries secured thereby does not exceed $75,000,000 in the aggregate at any time and so long as the principal amount of the Debt of the Parent’s Restricted Subsidiaries secured thereby does not exceed $25,000,000 in the aggregate at any time.

7.02 Consolidations, Mergers and Sales of Assets. The Parent will not, and will not permit any Restricted Subsidiary to, merge or consolidate with or into, or sell, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) a material portion of its assets to, any Person, except that, so long as no Default or Event of Default then exists or would result therefrom:

(a) any Restricted Subsidiary (other than the Borrower) may merge or consolidate with (A) the Parent, provided that the Parent shall be the continuing or surviving Person, (B) any other Restricted Subsidiary or (C) any other Person if the Parent in good faith determines that such merger or consolidation is in the best interest of the Parent and would not have a Material Adverse Effect and, at least five days prior to such merger or consolidation (if the transaction value of such merger or consolidation is in the amount of $100,000,000 or more), the Parent delivers to the Administrative Agent a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Parent showing pro forma compliance with the covenants set forth in Sections 7.06(c) and 7.10, and stating pro forma compliance with the covenants set forth in Sections 7.01(g), 7.05(c) and 7.07, in each case after giving effect thereto;

(b) any Restricted Subsidiary (other than the Borrower) may sell, convey, transfer, lease or otherwise dispose of a material portion of its assets to (A) the Parent, (B) any other Restricted Subsidiary or (C) any other Person if the Parent in good faith determines that such sale is in the best interest of the Parent and would not have a Material Adverse Effect and, at least five days prior to such sale, conveyance, transfer, lease or other disposition (if the transaction value of such sale, conveyance, transfer, lease or other disposition is in the amount of $100,000,000 or more), the Parent delivers to the Administrative Agent a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Parent showing pro forma compliance with the covenants set forth in Sections 7.06(c) and 7.10, and stating pro forma compliance with the covenants set forth in Sections 7.01(g), 7.05(c) and 7.07, in each case after giving effect thereto;

(c) the Parent may merge or consolidate with any other Person, provided that (A) the Parent is the continuing or surviving Person, (B) the Parent’s Debt Ratings are not less than BBB- by S&P or Baa3 by Moody’s after giving effect thereto, and (C) at least five days prior to such merger or consolidation (if the transaction value of such merger or consolidation is in the amount of $100,000,000 or more), the Parent delivers to the Administrative Agent a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Parent showing pro forma compliance with the covenants set forth in Sections 7.06(c) and 7.10, and stating pro forma compliance with the covenants set forth in Sections 7.01(g), 7.05(c) and 7.07, in each case after giving effect thereto; and

(d) the Parent may sell, convey, transfer, lease or otherwise dispose of a material portion of its assets to any Person, provided that (A) the Parent’s Debt Ratings are not less than BBB- by S&P or Baa3 by Moody’s after giving effect thereto and (B) at least five days prior to such sale, conveyance, transfer, lease or other disposition (if the transaction value of such sale, conveyance, transfer, lease or other disposition is in the amount of $100,000,000 or more), the Parent delivers to the Administrative Agent a certificate of the chief financial officer, the treasurer or the chief accounting officer of the Parent showing pro forma compliance with the covenants set forth in Sections 7.06(c) and 7.10, and stating pro forma compliance with the covenants set forth in Sections 7.01(g), 7.05(c) and 7.07, in each case after giving effect thereto.

7.03 Use of Proceeds. None of such proceeds will be used, directly or indirectly, in a manner that violates Regulation U or X of the Board. The Parent will not permit more than 25% of the consolidated assets of the Parent and its Subsidiaries to consist of “margin stock,” as such term is defined in Regulation U of the Board.

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7.04 Reserved.

7.05 Restricted Subsidiary Debt. The Parent will not permit any Restricted Subsidiary to create, incur, assume or permit to exist any Debt, except:

(a) Debt owed to the Parent or any other Restricted Subsidiary;

(b) the Obligations; and

(c) other Debt in an aggregate principal amount for all Restricted Subsidiaries not exceeding $50,000,000 at any time.

7.06 Restricted Payments. The Parent will not, and will not permit any Restricted Subsidiary to, declare or make any Restricted Payment, except that:

(a) any Restricted Subsidiary may declare and make Restricted Payments to the Parent or to any other Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Parent or any other Restricted Subsidiary and to each other owner of capital stock of such Restricted Subsidiary on a pro-rata basis based on their relative ownership interests);

(b) the Parent or any Restricted Subsidiary may declare and make Restricted Payments, payable in the Common Stock of such Person; and

(c) the Parent may declare and make Restricted Payments during any twelve consecutive month period in an aggregate amount not to exceed the greater of (i) 50% of its Consolidated Net Income in respect of such period or (ii) $100,000,000; provided that no Default or Event of Default exists at the time of the declaration thereof or would result therefrom.

7.07 Investments in Unrestricted Subsidiaries. The Parent will not, and will not permit any Restricted Subsidiary to, make Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time in excess of $100,000,000 for all such Unrestricted Subsidiaries.

7.08 Limitations on Upstreaming. The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly agree to any restriction or limitation on the making of Restricted Payments by a Restricted Subsidiary, the repaying of loans or advances owing by a Restricted Subsidiary to the Parent or any other Restricted Subsidiary or the transferring of assets from any Restricted Subsidiary to the Parent or any other Restricted Subsidiary, except (a) restrictions and limitations imposed by Laws or by the Loan Documents, (b) customary restrictions and limitations contained in agreements relating to the disposition of a Restricted Subsidiary or its assets that is permitted hereunder and (c) any other restrictions that could not reasonably be expected to impair the Parent’s ability to repay the Obligations as and when due.

7.09 Transactions with Affiliates. The Parent will not, and will not permit any Restricted Subsidiary to, enter into any transaction of any kind with any Affiliate of the Parent (other than the Parent or a Restricted Subsidiary), other than upon fair and reasonable terms as could reasonably be obtained in an arms-length transaction with a Person that is not an Affiliate in accordance with prevailing industry customs and practices.

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7.10 Financial Covenants.

(a) Total Debt to EBITDA Ratio. The Parent will not permit the ratio of Adjusted Total Debt as of the last day of any fiscal quarter to Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such last day to be more than 3.25 to 1.00.

(b) Interest Coverage Ratio. The Parent will not permit the ratio of Consolidated EBITDA for any period of four consecutive fiscal quarters to Consolidated Interest Expense for such period to be less than 3.50 to 1.00.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) any principal of any Loan shall not be paid when due, or any interest, fees or other amount payable hereunder shall not be paid within five Business Days of the due date thereof;

(b) the Parent shall fail to observe or perform any covenant contained in Sections 6.05(b) or 6.06 or Article VII;

(c) the Borrower or the Parent shall fail to observe or perform any of its covenants or agreements contained in this Agreement or any other Loan Document (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Borrower or the Parent by the Administrative Agent at the request of any Lender; provided that the 30-day grace period set forth above shall be reduced by the number of days that any officer of the Borrower or the Parent had knowledge of any applicable failure prior to giving notice thereof to the Administrative Agent and the Lenders pursuant to Section 6.01(f);

(d) any representation, warranty, certification or statement by the Borrower or the Parent made in this Agreement or in any certificate, financial statement or other document delivered pursuant hereto or deemed to be made pursuant to Section 4.02 shall have been incorrect in any material respect when made or deemed to be made; provided that no Event of Default shall occur under this Section 8.01(d) by reason of any representation by the Borrower set forth herein or in any other Loan Document being untrue in any material respect as a result of a Lender’s representation under Section 10.20 as to its status as a PMP being untrue (but without prejudice to the rights of the Administrative Agent or the Lenders under this Agreement other than under this Section 8.01(d) or under applicable law and without prejudice to any other Event of Default which may occur by reason of any representation set forth herein or in any other Loan Document being untrue in any material respect otherwise than by reason of a Lender not being a PMP);

(e) the Parent or any Material Subsidiary shall fail to make any payment in respect of Material Financial Obligations when due after giving effect to any applicable grace period;

(f) any event or condition shall occur that (i) results in the acceleration of the maturity of Material Financial Obligations or (ii) enables the holder or holders of Material Financial Obligations or any Person acting on behalf of such holder or holders to accelerate the maturity thereof, provided that no Event of Default under this clause (ii) shall occur unless and until any required notice has been given and/or period of time has elapsed with respect to such Material Financial Obligations so as to perfect such right to accelerate;

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(g) the Parent or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, administrator, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against the Parent or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, administrator, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Parent or any Material Subsidiary under the Federal bankruptcy laws as now or hereafter in effect;

(i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000;

(j) Enforceable Judgments for the payment of money shall be rendered against the Parent or any Material Subsidiary in an aggregate amount exceeding (i) $25,000,000, if rendered against any Material Subsidiary, or (ii) $50,000,000, if rendered against the Parent, and shall continue unsatisfied and unstayed for a period of 30 days;

(k) notice under Article 36 of the Tax Collection Act (Invorderingswet 1990) (The Netherlands) or Article 16d of the Social Insurance Coordination Act (Coördinatiewet Sociale Verzekeringen) (The Netherlands) shall be given by the Borrower;

(l)	a Change of Control shall occur; or

(m) any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Majority Lenders or all Lenders, as may be required hereunder, or satisfaction in full of all the Obligations, ceases to be in full force and effect, or the Borrower or the Parent denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

then, and in every such event, the Administrative Agent shall (i) if requested by the Majority Lenders, by notice to the Borrower, terminate the Commitments, and the Commitments shall thereupon terminate, (ii) if requested by Majority Lenders, by notice to the Borrower, declare the Obligations to be, and the Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the Parent, and (iii) if requested by the

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Majority Lenders, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided that in the case of any of the Events of Default specified in Sections 8.01(g) and (h) with respect to the Borrower or the Parent, immediately and without any notice to the Borrower or the Parent or any other act by the Administrative Agent or the Lenders, the Commitments shall terminate and the Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the Parent.

8.02 Application of Funds. After the exercise of remedies provided for in Section 8.01 (or after the Obligations have automatically become immediately due and payable as set forth in the proviso to Section 8.01), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs of the Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or the Parent or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints DnB NOR to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor the Parent have rights as a third party beneficiary of any of such provisions except as provided in Section 9.06.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

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9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, the Parent or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or the Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Parent. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right to appoint a successor, which shall be a Lender with an office in the United States, or an Affiliate of a Lender with an office in the United States, such appointment to be subject to the approval of the Parent at all times other than during the existence of an Event of Default (which approval of the Parent shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, after consultation with the Parent and the Lenders, appoint from among the Lenders a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Parent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower, the Parent and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Managers, Arrangers, Syndication Agent or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.

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9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or the Parent, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or the Parent) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each of the Administrative Agent (or any sub-agent thereof) and any of their Related Parties (to the extent not reimbursed by or on behalf of the Borrower or the Parent and without limiting the obligation of the Borrower and the Parent to do so), pro rata, and hold harmless the Administrative Agent (or any sub-agent thereof) and any of their Related Parties from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to the Administrative Agent (or any sub-agent thereof) or any of their Related Parties of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided that no action taken in accordance with the directions of the Majority Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower or the Parent. The undertaking in this Section shall survive termination of the Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

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ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or the Parent therefrom, shall be effective unless in writing signed by the Majority Lenders (or the Administrative Agent with the written consent of the Majority Lenders) and, in the case of an amendment, the Borrower and the Parent (to the extent that it is a party to such Loan Document) and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby (or the Administrative Agent with the written consent of such Lenders) and, in the case of an amendment, by the Borrower and the Parent (to the extent that it is a party to such Loan Document) do any of the following:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Article VIII);

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(c) reduce the principal of, or the rate of interest or fees specified herein on, any Loan or (subject to clause (iii) of the proviso below) any fees or other amounts payable hereunder or under any other Loan Document; provided that only the consent of the Majority Lenders shall be necessary to amend the definition of “Default Rate” and only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change the percentage of the Aggregate Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

(e) change the definition of Pro Rata Share or Voting Percentage;

(f) amend this Section, the last sentence of Section 2.04(a), the second to the last sentence of Section 2.05, Section 2.12, Section 10.05, or any provision herein providing for consent or other action by all the Lenders; or

(g) release the Guaranty;

and, provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Lenders or all the directly affected Lenders, as the case may be (or the Administrative Agent on their behalf), affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02 Notices; Effectiveness; Electronic Communication; Facsimile Signatures.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier

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service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Parent or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on such Person’s signature page hereto; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, the Parent, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, the Parent’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted

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from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to the Borrower, the Parent, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Parent, the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Parent and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent (with a copy to the Parent) from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower or the Parent even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower and the Parent shall jointly and severally indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower or the Parent, except to the extent that such losses, costs, expenses, or liabilities are determined in a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Parent, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Attorney Costs, Expenses and Taxes. The Borrower and the Parent jointly and severally agree (a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal

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proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs (which in such case shall be limited to all reasonable fees and disbursements of one law firm for all Lenders (other than the Administrative Agent), except where (i) conflicts of interest among one or more Lenders, (ii) the necessity for local counsel, or (iii) other circumstances exist that cause the Majority Lenders to determine in good faith that one law firm cannot represent the interests of all the Lenders). The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all the other Obligations.

10.05 Indemnification by the Borrower and the Parent. Whether or not the transactions contemplated hereby are consummated, the Borrower and the Parent jointly and severally agree to indemnify, save and hold harmless the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of the foregoing persons (each such person being called an “Indemnitee”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against the Borrower or the Parent, any Affiliate of the Borrower or the Parent, or any of their respective officers or directors, including any Indemnified Liability arising out of or based upon any untrue statement; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Administrative Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee arising out of or relating to the Loan Documents, any Commitment, Loan, the use or contemplated use of the proceeds of any Loan, the administration by the Administrative Agent (and any sub-agent thereof) and its Related Parties of this Agreement and the other Loan Documents or the relationship of the Borrower, the Parent, the Administrative Agent and the Lenders under this Agreement or any other Loan Document; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) any and all liabilities (including liabilities under indemnities), losses or reasonable costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action, investigation or proceeding, or as a result of the investigation or the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any Indemnified Liability caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor.

10.06 Payments Set Aside. To the extent that the Borrower or the Parent makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

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10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, provided that, except as provided in Section 7.02, neither the Borrower nor the Parent may assign or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or the Parent without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met, (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee as set forth on Schedule 10.07. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 3.07, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Subject to the fourth sentence of Section 2.10(a), the entries in the Register shall be rebuttably presumptively true and correct, and the Borrower, the Administrative Agent and the Lenders may treat each

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Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Parent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) At any time after the date of this Agreement, any Lender may, without the consent of, or notice to, the Borrower, the Parent or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Parent, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant or (ii) reduce the principal, interest, fees or other amounts payable to such Participant. Subject to Section 10.07(e), the Borrower agrees that each Participant that is a PMP shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant that is a PMP also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent’s prior written consent. A Participant that would be a Lender organized under the laws of a jurisdiction outside of the United States if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Parent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower to comply with Section 3.01 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) If the consent of the Parent to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 10.07(b)), the Parent shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Parent on or prior to such fifth Business Day.

(h) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person (other than a natural Person) approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Parent (each such approval not to be unreasonably withheld or delayed); provided that, in each case, if required by the laws of The

46	$370,000,000 Five-Year Credit Agreement

Netherlands, such proposed Eligible Assignee is a PMP; and provided further that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or the Parent or any of the Borrower’s or the Parent’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

10.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Parent or the Borrower; (g) with the written consent of the Parent; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Parent or Subsidiary; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. For the purposes of this Section, “Information” means all information received from the Parent or Subsidiary relating to the Parent or Subsidiary or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent or Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent, the Lenders acknowledges that (a) the Information may include material non-public information concerning the Parent or its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or the Parent, as applicable, any such notice being waived by the Borrower and the Parent to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower or the Parent against any and all Obligations then due and payable by the Borrower or the Parent, respectively, to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made

47	$370,000,000 Five-Year Credit Agreement

demand under this Agreement or any other Loan Document. Each Lender agrees promptly to notify the Borrower or the Parent, as applicable, and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the applicable Loans or, if it exceeds such unpaid principal, refunded to the Borrower or the Parent, as applicable. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation (other than Surviving Contingent Obligations) shall remain unpaid or unsatisfied.

10.14 Severability. Any provision of this Agreement and the other Loan Documents to which the Borrower or the Parent is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 Removal and Replacement of Lenders.

(a) Under any circumstances set forth herein providing that the Borrower shall have the right to remove or replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, (i) remove such Lender by terminating such Lender’s Commitment or (ii) replace such Lender by causing such Lender to assign its Commitment pursuant to Section 10.07(b) to one or more

48	$370,000,000 Five-Year Credit Agreement

other Lenders or Eligible Assignees procured by the Borrower; provided that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(c), it shall be obligated to remove or replace, as the case may be, all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04 or make similar notifications pursuant to Section 3.02. The Borrower shall, in the case of a termination of such Lender’s Commitment pursuant to clause (i) preceding, (x) pay in full all principal, accrued interest, accrued fees and other amounts owing to such Lender through the date of termination or assignment (including any amounts payable pursuant to Section 3.05), and (y) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans. The Borrower shall, in the case of an assignment pursuant to clause (ii) preceding, cause to be paid the assignment fee payable to the Administrative Agent pursuant to Section 10.07(b). The Administrative Agent shall distribute an amended Schedule 2.01, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of the Lenders and adjustments of their respective Commitments and/or Pro Rata Shares resulting from any such removal or replacement.

(b) This Section 10.15 shall supersede any provision in Section 10.01 or Section 10.07 to the contrary.

10.16 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS SITTING IN CHICAGO OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE PARENT, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE PARENT, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

49	$370,000,000 Five-Year Credit Agreement

10.18 Time of the Essence. Time is of the essence of the Loan Documents.

10.19 USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Parent that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the Parent, which information includes the name and address of the Borrower and the Parent and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the Parent in accordance with the Act.

10.20 Lender PMP Representations. Each Lender party to this Agreement represents and warrants that it is a PMP.

10.21 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.22 Termination of Commitments Under 2001 Credit Agreement. The commitments of the lenders under the 2001 Credit Agreement shall terminate on the Closing Date. Execution of this Agreement by Lenders who are lenders under the 2001 Credit Agreement shall constitute a waiver of the notice provisions in Sections 2.05 and 10.02 of the 2001 Credit Agreement.

REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGES TO FOLLOW.

50	$370,000,000 Five-Year Credit Agreement

EXECUTED as of the date first stated above.

FMC TECHNOLOGIES B.V.

By:	/s/ Joseph J. Meyer
Name:	Joseph J. Meyer
Title:	Attorney

Address for Notices:

FMC Technologies B.V.

Attention: Management

Frederik Roeskestraat 123

1076 EE Amsterdam

The Netherlands

Telephone: +31-20-673-6484

Facsimile: +31-20-675-8869

Electronic mail: marcel.vanschaik@cdsengineering.nl

with a copy to:

FMC Technologies B.V.

200 East Randolph Drive

Chicago, IL 60601

Attention: Mr. Joseph J. Meyer, Director, Treasury Operations

Telephone: (312) 861-6146

Facsimile: (312) 861-6148

Electronic Mail: joseph.meyer@fmcti.com

EXECUTED as of the date first stated above.

FMC TECHNOLOGIES, INC.

By:	/s/ Joseph J. Meyer
Name:	Joseph J. Meyer
Title:	Director, Treasury Operations

Address for Notices:

FMC Technologies, Inc.

200 East Randolph Drive

Chicago, IL 60601

Attention: Mr. Joseph J. Meyer, Director, Treasury Operations

Telephone: (312) 861-6146

Facsimile: (312) 861-6148

Electronic Mail: joseph.meyer@fmcti.com

EXECUTED as of the date first stated above.

DNB NOR BANK ASA,
as Administrative Agent

By:	/s/ Stig Kristiansen
Name:	Stig Kristiansen
Title:	Vice President

By:	/s/ Espen Kvilekval
Name:	Espen Kvilekval
Title:	Senior Vice President

Address for Notices:

DnB NOR Bank ASA New York Branch

200 Park Avenue – 31st Floor

New York, NY 10166

Attention: Stig Kristiansen, Vice President

Telephone: (212) 681-3865

Facsimile: (212) 681-3900

Electronic Mail: stig.kristiansen@dnbnor.no

EXECUTED as of the date first stated above.

DNB NOR BANK ASA, as a Lender

By:	/s/ Stig Kristiansen
Name:	Stig Kristiansen
Title:	Vice President

By:	/s/ Espen Kvilekval
Name:	Espen Kvilekval
Title:	Senior Vice President

EXECUTED as of the date first stated above.

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Senior Vice President

EXECUTED as of the date first stated above.

COÖPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as a Lender

By:	/s/ Ivan Rodriguez
Name:	Ivan Rodriguez
Title:	Vice President

By:	/s/ Brett Delfino
Name:	Brett Delfino
Title:	Executive Director

EXECUTED as of the date first stated above.

THE BANK OF TOKYO-MITSUBISHI, LTD.,
HOUSTON AGENCY, as a Lender

By:	/s/ John McGhee
Name:	John McGhee
Title:	Vice President & Manager

EXECUTED as of the date first stated above.

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Eric R. Hollingsworth
Name:	Eric R. Hollingsworth
Title:	Vice President

EXECUTED as of the date first stated above.

FOKUS BANK ASA,
as a Lender

By:	/s/ Ronny Goethesen
Name:	Ronny Goethesen
Title:	General Manager

EXECUTED as of the date first stated above.

JPMORGAN CHASE BANK, NA,
as a Lender

By:	/s/ Dianne L. Russell
Name:	Dianne L. Russell
Title:	Vice President

EXECUTED as of the date first stated above.

MIZUHO CORPORATE BANK, LTD.,
as a Lender

By:	/s/ Robert Gallagher
Name:	Robert Gallagher
Title:	Senior Vice President

EXECUTED as of the date first stated above.

NATIONAL CITY BANK OF THE MIDWEST,
as a Lender

By:	/s/ Jon R. Hinard
Name:	Jon R. Hinard
Title:	Senior Vice President

EXECUTED as of the date first stated above.

ROYAL BANK OF SCOTLAND, PLC,
as a Lender

By:	/s/ Philippe Sandmeier
Name:	Philippe Sandmeier
Title:	Managing Director

EXECUTED as of the date first stated above.

WESTLB AG, NEW YORK BRANCH,
as a Lender

By:	/s/ Angelika Seifert
Name:	Angelika Seifert
Title:	Executive Director

By:	/s/ Jared Brenner
Name:	Jared Brenner
Title:	Executive Director

EXECUTED as of the date first stated above.

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ Alex Nikolov
Name:	Alex Nikolov
Title:	Second-Vice President

EXECUTED as of the date first stated above.

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ R. Michael Newton
Name:	R. Michael Newton
Title:	Vice President

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